Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145063 on Form S-3 and in Registration Statement Nos. 33-53235, 33-58909, 33-64077, 333-13605, 333-118207, 333-124537, 333-140559, 333-140561, and 333-140562 on Form S-8 of our reports dated February 18, 2010, relating to the financial statements and financial statement schedule of PPG Industries, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of accounting guidance on uncertainty in income taxes and consolidations), and the effectiveness of PPG Industries, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 18, 2010